                                                                   EXHIBIT 10.13

                             AMENDED AND RESTATED
                        FULFILLMENT SERVICES AGREEMENT

     This Amended and Restated Fulfillment Services Agreement ("Agreement") is made effective as of October 1, 1999, between X-10 (USA) Inc., a New Jersey corporation ("X-10 (USA)"), and X10 Wireless Technology, Inc., a Delaware corporation ("X10 Wireless").

                                   RECITALS

     A. X-10 (USA) wishes to act as warehousing agent of broadband wireless- and powerline-based products consigned to X10 (USA) by manufacturers of such products for sale to X10 Wireless and resale to its customers;

     B. X10 Wireless is in the business of designing, developing, manufacturing, marketing, selling and distributing broadband wireless- and powerline-based home and small office networking products, and purchases such products manufactured by X-10 Ltd. pursuant to purchase orders under an Amended and Restated Product Supply Agreement between X10 Wireless and X-10 Ltd. (the "Supply Agreement"), as well as similar products manufactured under other manufacturing agreements (collectively, "Products");

     C. X10 Wireless expects to develop and acquire Products for resale to its customers, and the parties desire to establish an order fulfillment arrangement pursuant to the terms of this Agreement to provide for the delivery of Products to the customers of X10 Wireless;

     D. X10 Wireless and X10 (USA) have previously entered into that certain Fulfillment Services Agreement (the "Fulfillment Services Agreement") dated as of October 1, 1999, pursuant to which X10 (USA) agreed to provide certain warehousing and fulfillment services to X10 Wireless;

     E. The Fulfillment Services Agreement did not fully set forth the entire understanding between the parties with respect to the fulfillment services to be provided under the Fulfillment Services Agreement; and

     F. The parties now wish to amend and restate the Fulfillment Services Agreement in order to clarify and memorialize the correct understanding of the parties with respect to the fulfillment services to be provided under the Fulfillment Services Agreement and to further describe the obligations and practices of the parties in connection therewith.

                                       1.

                                   AGREEMENT

     In consideration of the foregoing, the mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Warehousing of Products. To the extent requested by X10 Wireless, X-10 (USA) shall act as warehousing agent for Products to be shipped by X-10 (USA) on behalf of X10 Wireless. Warehousing services shall include (a) receiving Products from X-10 Ltd. or other manufacturers designated by X10 Wireless; (b) storing the Products in a separate, specifically identified area of X-10 (USA)'s facility; and (c) fulfilling orders from X10 Wireless in accordance with the provisions of Sections 2 and 3 of this Agreement. Products shipped by X-10 Ltd. shall be warehoused by X-10 (USA) on a consignment basis, pursuant to the terms of the Supply Agreement.

     2.   Fulfillment.

          a. Fulfillment Orders. X10 Wireless shall submit to X-10 (USA) written or electronic orders for the fulfillment of customer orders ("Fulfillment Orders"). Each order shall include the following information: (a) description and quantity of each Product to be shipped, (b) customer name and address, and (c) required timing and method for shipment and delivery. X10 Wireless shall not be required to submit Fulfillment Orders at any time or for any specific quantity of any Product. Each Fulfillment Order submitted by X10 Wireless shall be subject to and limited by all of the terms and conditions as stated in X10 Wireless's standard fulfillment order form, attached hereto as Exhibit A (the "Standard Form"), as such terms and conditions may be amended from time to time by X10 Wireless and approved by X-10 (USA), which approved shall not be unreasonably withheld. If any Fulfillment Order is delivered to X-10 (USA) by X10 Wireless which does not contain the terms and conditions set forth in the Standard Form, including any Fulfillment Order delivered electronically or by facsimile, such Fulfillment Order shall be deemed to contain the terms and conditions set forth in the Standard Form. The terms and conditions set forth in the Standard Form shall control over any conflicting terms in a Fulfillment Order, unless X10 Wireless consents in writing, and X10 WIRELESS HEREBY OBJECTS TO ANY DIFFERENT OR ADDITIONAL TERMS IN ANY ACCEPTANCE FORMS OR ANY OTHER DOCUMENTS TRANSMITTED ON BEHALF OF X-10 (USA), UNLESS THE WRITTEN CONSENT OF X10 WIRELESS IS FIRST OBTAINED. X10 Wireless shall be entitled to file any financing statements and other documents necessary to protect X10 Wireless's interest in any Products, and X-10 (USA) agrees to cooperate in any manner necessary to effectuate such filings.

          b. Inserts. From time to time, X10 Wireless may deliver, at no cost to X-10 (USA), copies of custom insertions that X10 Wireless requests to be included with shipments of Products to customers of X10 Wireless ("Inserts"). X-10 (USA) shall notify X10 Wireless if X-10 (USA) believes that its supply of Inserts is not sufficient to meet anticipated needs for the next seven (7) days. All Inserts shall be deemed accepted upon delivery to X-10 (USA). At X10 Wireless's request, X-10 (USA) shall promptly notify X10 Wireless of the number of Inserts remaining in its possession.

                                       2.

          c. Shipments. After receipt of a Fulfillment Order, X-10 (USA) shall (a) print, in accordance with X10 Wireless's instructions, the text of any special message on the standard packing slip included with the Fulfillment Order; (b) include X10 Wireless's return policy (including instructions that customers should return Products to X-10 (USA)'s return center address) and any additional packing slips (including Inserts) requested by X10 Wireless in the Fulfillment Order; (c) print and affix appropriate shipping labels on each shipment; (d) pursuant to X10 Wireless's instructions and based upon availability of Products in stock, ship the Products ordered in the Fulfillment Order to the customer; (e) promptly notify X10 Wireless of any Products that X-10 (USA) does not have in stock at the time a Fulfillment Order is submitted for them ("Back Ordered Products"); and (f) ship any Back Ordered Products when received by X-10 (USA) in accordance with this Section 2. X-10 (USA) shall fulfill all Fulfillment Orders no later than the business day following the day that X-10 (USA) receives the order. If X-10 (USA) does not ship all of the Products ordered in a Fulfillment Order as provided in this Section 2(c), X-10
(USA) shall notify X10 Wireless no later than the next business day, and X10 Wireless may without obligation cancel such Fulfillment Order.

          d. Lost Shipments. To the extent practicable, X-10 (USA) shall cooperate with X10 Wireless in tracking lost shipments and shall file claims with the appropriate carrier in the event of lost shipments.

          e. Delivery Services. X-10 (USA) shall deliver Products directly to X10 Wireless's customers pursuant to each Fulfillment Order. Products shall be delivered in correct quantities, to the correct address and within shipment and delivery times, as specified in each Fulfillment Order.

          f.   Reports to X10 Wireless.

          (1) On a daily basis, X-10 (USA) shall report to X10 Wireless: (i) all shipments made the preceding business day by Fulfillment Order number and tracking number, all Products contained in each Fulfillment Order, and all Back Ordered Products by Fulfillment Order Number; and (ii) all Product returns received by X-10 (USA) on the preceding business day, indicating quantity and amount, and the processing status of each return.

          (2) On a monthly basis, X-10 (USA) shall deliver to X10 Wireless a statement of account which details (i) all invoices sent to X10 Wireless during the prior calendar month, (ii) all payments received from X10 Wireless during the prior calendar month, and other credits made against X10 Wireless's payment obligations, and (iii) all unpaid invoices.

At X10 Wireless's request, the reports described in subsections (1) and (2) above shall be delivered electronically. In addition, X-10 (USA) shall use commercially reasonable efforts to make all such information available to X10 Wireless on a real-time basis from a secure FTP or HTTP site.

                                       3.

          g. License. X10 Wireless hereby grants to X-10 (USA) a non-exclusive, non-sublicensable license to (a) distribute the Inserts in connection with shipment of the Products in accordance with this Section 2, and (b) use the copyrights, trade names, logos, trademarks and service marks owned or licensed by X10 Wireless on Product invoices and other materials provided to customers, but only in accordance with X10 Wireless's specifications and the provisions of this Section 2. X10 Wireless may terminate the foregoing trademark license if it believes, in its reasonable discretion, that the quality of X-10 (USA)'s use or the Product quality does not meet X10 Wireless's standards.

          h. Non-Exclusive Dealing. X10 Wireless may, in its sole discretion, use alternative suppliers of warehousing and fulfillment for the Products, in addition to or instead of X-10 (USA).

          i. Order Cancellation. X10 Wireless shall have the right to cancel any Fulfillment Order that has not yet been shipped and shall receive full credit for the Fulfillment Order.

     3.   Shipments and Returned Products.

          a. Shipment Quality. X-10 (USA) shall use commercially reasonable efforts to: (a) ship all Products in accordance with the shipping methods specified by X10 Wireless, (b) avoid shipping Products which contain manufacturing defects or are damaged, shop worn or soiled, and (c) pack shipments in a manner to prevent damage during shipment.

          b. Returns. X-10 (USA) shall accept returns in accordance with X10 Wireless's return policies. Within twenty (20) days of X-10 (USA)'s receipt of returned Products, X-10 (USA) shall: (a) log such Products as having been returned; (b) provide X10 Wireless with sufficient information (via email or such other method as X10 Wireless may reasonably request) to allow X10 Wireless to properly credit customers for such returns, including, without limitation, customer name and address, Fulfillment Order number and the types of Products (and quantities thereof) returned; and (c) follow X10 Wireless's instructions regarding the processing, destocking, refurbishment or return to manufacturer of any returned Products.

     4. Service Fees. X10 Wireless shall pay X-10 (USA) a service fee for each delivery made by X-10 (USA) pursuant to a Fulfillment Order. Unless otherwise specifically agreed between the parties, the service fee for all Fulfillment Orders during the preceding calendar month shall be equal to the lower of (x) ten percent (10%) of X10 Wireless's gross receipts for products delivered by X-10 (USA) pursuant to a Fulfillment Order, net of sales and other taxes, or (y) the amount to be charged in a bona fide written competitive offer received by X10 Wireless. Service fees shall be payable net 30 days after receipt of invoice by X10 Wireless. Notwithstanding the foregoing, in any event, the monthly service fees charged to X10 Wireless shall be competitive with third party rates for substantially similar services.

     5. Taxes. X10 Wireless shall be responsible for all sales, use, excise and/or transfer taxes payable in connection with the sale of the Products to customers of X10 Wireless.

                                       4.

     6.   Warranties of X-10 (USA).  X-10 (USA) represents and warrants that:

          a. The Products will be delivered in correct quantities and to the address provided by X10 Wireless, as specified in each Fulfillment Order. The Products will also be shipped from the fulfillment center within the time provided in each Fulfillment Order.

          b. X-10 (USA) will comply with all applicable laws, regulations, orders and ordinances of the United States and any state, or any agency or political subdivision thereof, including without limitation any environmental or hazardous substance laws and regulations, the Federal Fair Labor Standards Act, the National Labor Relations Act and other state and local wage and hour and wage payment laws and regulations.

     7.   Indemnity.

          a. Indemnification. Each party (the "Indemnifying Party") shall defend, indemnify and hold the other party and its officers, directors, agents, customers and sublicensees harmless from and against any loss, damage, injury, liability, claims, causes of action or other expense, including reasonable attorneys' fees involved in the defense of any such action, that the other party may suffer arising out of or resulting from (i) any breach or alleged breach of any of the terms or conditions of this Agreement or any representations or warranties of the Indemnifying Party made in this Agreement, in any Fulfillment Order, or otherwise, or (ii) any act or omission of the Indemnifying Party, or the servants, agents or subcontractors of the Indemnifying Party, in the delivery of Products or in the performance of any work hereunder.

          b. Indemnification Procedure. In the event the Indemnifying Party is obligated to indemnify the other Party (the "Indemnified Party") under this Agreement, the Indemnified Party will, as soon as is reasonably practicable, (i) provide the Indemnifying Party with prompt written notice of any claim for which indemnification is required, (ii) tender the defense of any such claim to the Indemnifying Party, (iii) provide full cooperation for such defense at the Indemnifying Party's expense, and (iv) not settle without the Indemnifying Party's prior written approval, not to be unreasonably withheld. Notwithstanding the foregoing, failure to give prompt notice as required by this Section 7.b. shall not preclude any claim for indemnification unless such failure has the effect of prejudicing the rights of the Indemnifying Party with respect to such claim. The Indemnified Party may participate in any such defense or settlement with counsel of its own choosing at its expense.

     8. Limitation of Liability. In no event will X-10 (USA) be liable for any consequential, indirect, exemplary, special or incidental damages including, without limitation, any lost profits, arising from or relating to this Agreement. X-10 (USA)'s total cumulative liability in connection with this Agreement, whether in contract, tort or otherwise, will not exceed the amount of fees actually paid to X-10 (USA) hereunder.

     9.   Term and Termination.

          a. Term. The term of this Agreement (the "Term") shall commence on the date hereof and continue in effect until December 31, 2004, to be renewed automatically

                                       5.

for subsequent five-year terms unless terminated by X10 Wireless by written notice to X-10 (USA) at least ninety (90) days prior to the expiration of the preceding term or as otherwise provided herein.

          b. Termination. This Agreement may be terminated by X10 Wireless at any time, effective thirty (30) days after giving written notice to X-10 (USA), if X10 Wireless determines in its reasonable discretion that the monthly service fees charged to X10 Wireless are not competitive with third party rates for substantially similar services. In addition, this Agreement may be terminated by either party upon breach of any material obligation or condition hereof (other than a default) by the other, effective thirty (30) days after giving written notice to the other of such termination specifying such breach; provided, however, that if the default or breach is cured or shown not to exist within such period, the notice shall be deemed withdrawn and of no effect. This Agreement may be terminated immediately by either Party upon a breach by the other Party of the provisions of Section 11 of this Agreement. The right to terminate hereunder is not exclusive and may be exercised in conjunction with or in addition to any other right or remedy such party might have, at law or equity.

     10. Continuing Obligations. Upon termination of this Agreement, unless otherwise agreed, X-10 (USA) shall deliver to X10 Wireless, or, if so directed by X10 Wireless, to another location, in the manner requested by X10 Wireless and at X10 (USA)'s expense, all Products that are then the subject of any Fulfillment Orders previously submitted by X10 Wireless that have not already been shipped to X10 Wireless's customers. Except as provided in this Section, the parties shall have no further obligations hereunder after the effective date of the termination. In no event will X10 Wireless be obligated to purchase or otherwise be responsible for any Products that are not then the subject of Fulfillment Orders previously submitted by X10 Wireless. In addition to this
Section 10, the terms and conditions set forth in Sections 7, 11 and 18 shall survive expiration or termination of this Agreement for any reason.

     11. Confidentiality. X-10 (USA) shall not disclose to any third party, including its affiliates: (a) any information or data collected or received regarding X10 Wireless customers (including, without limitation, any personally identifiable information, demographic or similar statistical data, customer purchasing habits or customer information contained on a Fulfillment Order), or
(b) information regarding Product quantities, dollar volumes, Product revenues, Product returns, wholesale prices and similar information. Furthermore, X-10
(USA) shall not use the foregoing information for any purpose other than as necessary to deliver purchased goods to customers in accordance with Fulfillment Orders. X-10 (USA) shall use, at minimum, industry-standard methods to protect the security of all information subject to this Section 11.

     12. Force Majeure. No failure or omission by either party in the performance of any obligation hereunder shall be deemed a breach of this Agreement, nor create any liability if the same shall arise from acts of God, acts of war, condemnation, governmental regulations or orders, floods, the elements, fire, explosions and other casualties, riots, public commotion, embargo, or any other occurrences beyond the reasonable control of such party ("Force Majeure"). Each party agrees to promptly notify the other party of any of the foregoing occurrences and the non-performing party shall be excused from performance, to the extent it relates to the Force Majeure, so long as such conditions prevail, provided, however, that if the non-performing party remains unable to perform for a continuous period of ninety (90) days, the

                                       6.

other party may terminate this Agreement on ten (10) days written notice to the non-performing party.

     13. Relationship of Parties. The relationship of X-10 (USA) to X10 Wireless is and during the term of this Agreement shall be solely that of an independent contractor. X-10 (USA) will not have, and will not represent that it has, any power, right or authority to bind X10 Wireless, or to assume or create any obligation or responsibility express or implied, on behalf of X10 Wireless or in X10 Wireless's name, except as herein expressly provided. Nothing stated in this Agreement shall be construed as making partners of X-10 (USA) and X10 Wireless, nor as creating any agency, employment or franchise relationship between the parties.

     14. Assignment. Neither X-10 (USA) nor X10 Wireless may assign, encumber or in any way transfer or delegate any interest, right or duty under this Agreement without prior written consent of the other.

     15. Notices. All notices or other communications hereunder shall be in writing and shall be made by hand delivery, nationally-recognized overnight courier, electronic mail or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          X10.com, Inc.:     X10 Wireless Technology, Inc.
                             15200 52nd Avenue South
                             Seattle, WA  98188-2335
                             Attn:  President
                             e-mail: wade@x10.com


          X-10 (USA):        X-10 (USA) Inc.
                             91 Ruckman Road
                             Closter, NJ 07624-0420
                             Attn: Tony Braathen, Finance Director
                             e-mail: tonyx10@aol.com

or at such other address as shall be furnished by any of the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered, if delivered personally, one (1) day after deposit with a nationally-recognized overnight courier, and three (3) calendar days after so mailed, if sent by registered or certified mail.

     16. Entire Agreement. This Agreement, together with the Fulfillment Orders, constitutes the entire agreement between the parties, and supersedes all prior arrangements and negotiations between the parties. This Agreement may be modified or amended only by mutual written consent of the parties; provided, however, that after the effective date of the X10 Wireless's first firm commitment underwritten public offering of its securities registered under the Securities Act of 1933, as amended, any such modification or amendment shall be effective only if it is approved by a majority of the directors serving on the Audit Committee of the Board of Directors of X10 Wireless.

                                       7.

    17. Waiver. Failure by either party to enforce at any time any term or condition under this Agreement shall not be a waiver of the right to act on the failure of such term or condition and shall not impair or waive that party's right thereafter to enforce each and every term and condition of this Agreement.

     18. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Washington as applied to transactions taking place wholly within Washington between Washington residents. Seller hereby expressly consents to the exclusive personal jurisdiction of and venue in the state and federal courts located in King County, Washington for any lawsuit filed there arising from or related to this Agreement. This Agreement shall not be subject to or governed by the United Nations Convention on Contracts for the International Sale of Goods, which is specifically disclaimed by the parties.

     19. Severability. If any portion of this Agreement shall be held invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.

     20. Attorneys' Fees. The substantially prevailing party in any action between the parties which is based on this Agreement or any document related hereto shall have its reasonable attorneys' fees and other costs incurred in such action or proceeding including any incurred for pre-suit, trial, arbitration, post-judgment and appeal, paid by the other party.

     21. Waiver of Conflicts. Each party to this Agreement acknowledges that Cooley Godward LLP ("Cooley Godward"), outside general counsel to X10 Wireless, represents only Wireless with respect to the matters contained in this Agreement and does not represent X-10 (USA) in connection herewith. X-10 (USA) understands that and agrees that it should not rely upon the advice of Cooley Godward with respect to the matters contained herein, and that it has had adequate opportunity to obtain the advice of independent legal counsel with respect to the matters contained in this Agreement.

                                       8.

     In Witness Whereof, the parties have executed this Amended and Restated Fulfillment Services Agreement as of the date set forth below.


X-10 (USA) Inc.:                          X10 Wireless Technology, Inc.:


By /s/ Tony Braathen                      By /s/ Wade Pfeiffer
  ----------------------------------        ----------------------------------
Tony Braathen, Finance Director           Wade Pfeiffer, CFO

Dated August 9, 2000                      Dated: August 9, 2000

                                       9.

                                   EXHIBIT A

              Standard Terms and Conditions of Fulfillment Orders

General Terms and Conditions:
----------------------------

1. All Fulfillment Orders must be authorized by X10 Wireless's representative. If the terms specified on this order do not appear on or agree with X-10
     (USA)'s invoice as rendered, X-10 (USA) agrees that X10 Wireless may change the invoice to conform to this order and make payment accordingly.

2. X-10 (USA) assumes responsibility for the costs associated with the delivery of all goods delivered prior to receipt by X-10 (USA) of the Fulfillment Order duly signed or otherwise authorized.

3. In the event X-10 (USA) is unable to deliver any part or all of the merchandise called for by this order, X-10 (USA) agrees to notify the X10 Wireless immediately. Such notice will not limit the remedies available to X10 Wireless or the liability of X-10 (USA) for non-performance.

4. X10 Wireless or X10 Wireless's agent or customer may refuse delivery or return goods at X-10 (USA)'s cost for:
     a.   Shipments of incorrect quantities or delivered to incorrect addresses.
     b. Shipments which are not received by X10 Wireless's customer within the delivery time specified in this order.
     c. Shipments which are not in compliance with the instructions and invoicing specified in this order.
     d. Goods which are damaged due to inadequate packaging or shipping procedures.

5. Payments for delivery shall not constitute acceptance and X10 Wireless reserves the right to hold for X-10 (USA) or return to X-10 (USA), at X-10
     (USA)'s expense, any refused or rejected goods.

6. X-10 (USA) will comply with all applicable laws, regulations, orders and ordinances of the United States and any state, or any agency or political subdivision thereof, including without limitation any environmental or hazardous substance laws and regulations, the Federal Fair Labor Standards Act, the National Labor Relations Act and other state and local wage and hour and wage payment laws and regulations.

7. X-10 (USA) agrees to defend (with counsel acceptable to X10 Wireless), indemnify and save harmless X10 Wireless from any and all claims, suits, liabilities, damages, losses or expenses, including attorneys' fees, asserted against or incurred by X10 Wireless by reason of, or arising out of or occurring in connection with (a) any breach or alleged breach of any of the terms or conditions of this order or any representations or warranties of X-10 (USA) made in this order or otherwise, or (b) any act or omission of X-10 (USA), or the servants, agents or subcontractors of X-10
     (USA), in the performance of work hereunder. X-10 (USA) agrees that X10 Wireless may maintain records of X-10 (USA)'s compliance with the representations and warranties of X-10 (USA) made in this order or otherwise and that X10 Wireless may at any time, upon notice to X-10 (USA), undertake inspection of X-10 (USA)'s facilities in order to determine such compliance.

8. X10 Wireless reserves the right to cancel all or any part of this order which has not actually been shipped by X-10 (USA) in the event X10 Wireless's business is interrupted because of strikes, labor disturbances, lockout, riot, fire, act of God, or the public enemy, or any other cause, whether like or unlike the foregoing, if beyond the reasonable efforts of X10 Wireless to control. X-10 (USA)'s timely performance hereunder shall not be excused or deemed to have been made impracticable by reason of any delay or failure to perform by X-10 (USA) or any agent, subcontractor or X-10 (USA) of X-10 (USA), caused by or related to any computer system incompatibility with the year 2000.

9. A waiver of or failure to perform any one or more of the conditions of this order shall not constitute a waiver of or an excuse for nonperformance as to any other part of this or any other order.

10. In addition to any other remedies available to X10 Wireless, failure to comply with any terms and conditions of this purchase order may result in additional handling charges and expenses being charged to X-10 (USA). In any dispute hereunder, whether or not litigation is commenced, the prevailing party shall be entitled to its costs and expenses incurred, including reasonable attorneys' fees. The rights and remedies herein expressly provided shall be in addition to any other rights and remedies given by law, including without limitation the right to recover all incidental and consequential damages. All warranties, representations and guaranties made by X-10 (USA) herein are in addition to any and all express or implied warranties provided by law.

11. In the event of any proceeding, voluntary or involuntary, in bankruptcy or insolvency by or against X-10 (USA), including any proceeding under the United States bankruptcy laws, or any bankruptcy, insolvency or receivership laws of any state or any foreign country, or any political subdivision thereof or in the event of the appointment with or without X-10
     (USA)'s consent of a receiver or an assignee for the benefit of creditors, X10 Wireless may, at its option, cancel this order as to any undelivered portion of the merchandise.

12. This order and the rights and obligations of the parties hereunder shall be determined in accordance with the laws of the State of Washington. If litigation arises hereunder or as a consequence of any transaction contemplated or resulting from this or either party's performance or breach thereof, jurisdiction of and venue in such litigation shall be in the Superior Court for the State of Washington for King County, or the United States District Court for the Western District of Washington in Seattle, at the option of X10 Wireless, and X-10 (USA) hereby consents to such jurisdiction and venue. Any award or judgment of any of said courts may be entered and enforced in any other domestic or foreign court of competent jurisdiction, and shall be awarded full faith and credit.

                                      10.